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                                                                       EXHIBIT 3

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

      MEDICAL ADVISORY SYSTEMS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

      FIRST, that the Board of Directors of Medical Advisory Systems, Inc. (the "Corporation") duly adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that the proposed amendment be submitted to the stockholders of the Corporation for approval. The resolution setting forth the proposed amendment is as follows:

      RESOLVED, that the Certificate of Incorporation of this Corporation be amended by deleting Article Fourth thereof and substituting, in its place, a new Article Fourth as follows:

      FOURTH: the total number of shares of capital stock which the Corporation shall have authority to issue is seven million (7,000,000) shares, consisting of six million (6,000,000) shares of Common Stock having a par value of one-half cent ($.005) per share and one million (1,000,000) shares of Preferred Stock having a par value of one dollar and seventy five cents ($1.75) per share. The holders of Common Stock shall have one vote per share and shall be entitled, voting as a class, to elect all members of the Board of Directors except the number of Directors that the holders of the Preferred Stock shall be entitled, voting as a class, to elect, but in any case the holders of the Common Stock shall be entitled to elect at least a majority of the
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      members of the Board of Directors. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article Fourth, to provide for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each series and to fix the designation, powers (including voting powers), preferences and rights of the shares of each series and the qualifications, limitations or restrictions thereof.

            Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends are paid or declared and set apart for payment on shares of the Common Stock with respect to the same dividend period.

            If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

      SECOND, That thereafter, pursuant to resolution of its Board of Directors, the proposed amendment was submitted to the stockholders of the Corporation and that the necessary number of shares required by statute consented to the adoption of the amendment by written consent pursuant to the provisions of Delaware General Corporation Law Section 228.

      THIRD, That prompt written notice of the adoption of the amendment to the Corporation's Certificate of Incorporation was
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sent to all stockholders of record who had not consented in writing as provided in Delaware General Corporation Law Section 228(d).

      FOURTH, That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, said Medical Advisory Systems, Inc. has caused this certificate to be signed by Ronald W. Pickett, its President, and Geaton A. De Cesaris, Jr., its Secretary, this 6th day of September, 1988.



                                             By: /s/ Ronald W. Pickett
                                                 -------------------------------
                                                           President

ATTEST: /s/ Geaton A. De Cesaris
        -----------------------------
                  Secretary